Exhibit 99.3

Commerce & Finance Law Offices

714 Huapu International Plaza 19 Chaowai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100020

Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

[            ], 2004

To: eLong, Inc.

Re: Beijing Asia Media Interactive Advertising Co., Ltd.

Ladies and Gentlemen,

We are lawyers qualified in the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws of the PRC.

We have acted as PRC counsel for eLong, Inc, a company incorporated under the laws of the Cayman Islands (the “Company”), in relation to the Company’s Registration Statement on Form F-1 covering its proposed initial public offering of American depositary shares (“ADSs”) representing its ordinary shares and listing of ADSs on the NASDAQ. We have been requested to give this opinion on, inter alia, the legal ownership structure of Beijing Asia Media Interactive Advertising Co., Ltd. (“Beijing Media”) and the legality and validity of the following arrangement (“Arrangement”) under the relevant agreements (“Agreements”) among the Company, eLongNet Information Technology (Beijing) Co., Ltd, which is a wholly-owned subsidiary of the Company in PRC (“eLong Information”), Beijing Media, and shareholders of Beijing Media.

The following chart illustrates the legal ownership structure of Beijing Media and the Arrangements

The following terms as used in this opinion are defined as follows:

“Approvals” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and licence;

“eLong Information” means eLongNet Information Technology (Beijing) Co., Ltd, a limited liability company incorporated under the laws of the PRC.

“Company” means eLong, Inc, a company incorporated under the laws of the Cayman Islands;

“Documents” means the documents reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule I and copies annexed to this opinion;

“Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of PRC;

“Prospectus” means the U. S. prospectus;

“Beijing Media” means Beijing Asia Media Interactive Advertising Co., Ltd., a limited liability company incorporated under the laws of the PRC;

“Beijing Information” means Beijing eLong Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC;

“PRC” means the People’s Republic of China.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the documents set out in Schedule I.

We summarize each of the Arrangements below.

1.    Loans (together with the Option Agreement described below, the “Loan Arrangements”) respectively to Tang Yue and Qu Zhi, who are the current registered shareholders (“Ultimate Shareholders”) of Beijing Media

1.1    Under the loan agreements entered into by and between the Company, and each of the Ultimate Shareholders, the Company advanced certain loans to each of the Ultimate Shareholders for the purpose of providing funding to Beijing Media as registered capital.

1.2    The term of such loans is 10 years, but can be extended with consent from both parties until the Ultimate Shareholder transfer any of his interests in the registered capital of Beijing Media to the Company or entity or entities to be designated by the Company. The Ultimate Shareholders can only repay the loan by way of transferring all of their interests in the entire registered capital of Beijing Media to the Company or entity or entities to be designated by the Company.

1.3    The loans provided to each of the Ultimate Shareholders shall respectively become wholly due and all of the equity interest shall be transferred by such Ultimate Shareholders to the Company or entity or entities designated by the Company upon the occurrence of any of the following events:

•	Tang Yue is no longer employed by the Company or an affiliate of the Company;

•	Such Ultimate Shareholder dies or becomes a natural person with limited civil capacity or without civil capacity;

•	Such Ultimate Shareholder is involved in criminal activities;

•	Such Ultimate Shareholders is subject to a claim by any third party for an amount in excess of RMB100,000; or

•	Under the applicable PRC laws and regulations, the Company or its designee(s) has been permitted to invest in business of advertising and other services engaged by Beijing Media, and, the Company has issued a written notice to such Ultimate Shareholders to execute the purchase option according to the Option Agreements described below.

1.4    No interest will accrue on these loans. However, the Company will be entitled to any proceeds resulting from the sale by these Ultimate Shareholders of their equity interests in Beijing Media.

2.    Exclusive purchase arrangement (“Option Agreements”) respectively to the Ultimate Shareholders of Beijing Media.

2.1    Under the Option Agreements entered into respectively by and among the Company, each of the Ultimate Shareholders and Beijing Media, the Company or its designee have an exclusive option to purchase from each of the Ultimate Shareholders all or part of his interest in Beijing Media in accordance with PRC laws.

2.2    Under the option agreements, Beijing Media agrees not to take any of the following actions without prior written consent from the Company:

•	alter its articles of association or registered capital;

•	sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

•	take up or assume any debt (except those arising in the normal course of business or having been disclosed to the Company );

•	enter into any transaction or contract of value exceeding RMB 100,000 (except those executed in the normal course of business);

•	grant any loan or credit;

•	enter into any merger, consolidation, acquisition or investment agreement.

2.3    Under the option agreements, the Ultimate Shareholders agree not to take any of the following actions without prior written consent from the Company:

•	sell or in any way dispose of or create any encumbrances on his interest in Beijing Media (except for the pledge of shares in favor of eLong Information);

•	procure the passing of any shareholder’s resolution relating to the sale, transfer or pledge of their shares of Beijing Media (except for the pledge of shares in favor of eLong Information); or

•	procure the passing of any resolution relating to a merger or consolidation of Beijing Media or any acquisition by, or investment in, any business by Beijing Media.

3.    Economic relationships and contractual arrangements between eLong Information, Beijing Information, Beijing Media and the Ultimate Shareholders (“Contractual Arrangements”).

3.1    eLong Information and Beijing Media have entered into an advertising technical consulting and services agreement (“Technology Services Agreement”), which has been amended and restated. According to the Technology Services Agreement, eLong Information has agreed to provide technology-consulting services to Beijing Media relating to its advertising operations conducted through www.elong.com, eLong Information has also granted Beiing Media a non-exclusive license to use certain software owned by eLong Information, and Beijing Media has agreed to make payments to eLong Information for the technology-consulting services and the software license.

3.2    Both Ultimate Shareholders have entered into a separate equity interests pledge agreement (“Equity Pledge Agreement”) with eLong Information, which has been amended and restated. According to the Equity Pledge Agreements, the Ultimate Shareholders will pledge their equity interests in Beijing Media to eLong Information to guarantee the performance of Beijing Media under the Technology Services Agreement and the obligations of Beijing Information under the Trademark Agreement and the Business Operation Agreement described below. The equity pledge may be enforced by eLong Information upon the occurrence of certain events of default specified in the Equity Pledge Agreement including failure of Beijing Media to make required payment to eLong Information under the Technology Services Agreement or to perform any of its obligations under the Business Operation Agreement and the Trademark Agreement.

3.3    eLong Information and Beijing Media have entered into a trademark license agreement (“Trademark Agreement”). According to the Trademark Agreement, eLong Information has granted Beijing Media a non-exclusive license to use certain trademarks owned by eLong Information in return for a license fee.

3.4    eLong Information, Beijing Media and the Ultimate Shareholders have entered into a business operation agreement (“Business Operation Agreement”), which has been amended and restated. According to the Business Operation Agreement,

•	In order for Beijing Media to obtain bank financing, eLong Information agrees to provide a guarantee for the payment obligations of Beijing Media when it is required by any of third party.

•	Beijing Media shall appoint as Chief Executive Officer, Chief Financial Officer and other high-ranking officers, individuals that are recommended by eLong Information.

•	Beijing Media agrees not to engage in any activity that could substantially affect its assets, liabilities, equity or operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of eLong Information.

3.5    Beijing Media and Beijing Information have entered into a cooperative agreement (“Cooperative Agreement”). Under the Cooperative Agreement, Beijing Information has agreed to provide website hosting services and call center services to Beijing Media and Beijing Media has agreed to pay information service fees to Beijing Information.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the completeness of the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

Based on the foregoing and our review of the relevant documents (including, without limitation, the Documents), we are of the opinion that:

1.    Beijing Media has been duly incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Media RMB 500,000 has been fully paid for and, 75% and 25% of the equity interest in the registered capital of Beijing Media is respectively owned by Tang Yue and Qu Zhi, and to the best of our knowledge after due inquiry, such equity interests are each, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge and the option created under the Contractual Arrangements.

2.    eLong Information has been duly incorporated and is validly existing as a wholly foreign owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of eLong Information has been fully paid and is owned by the Company and to the best of our knowledge after due inquiry, such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right.

3.    All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of eLong Information and Beijing Media respectively have been duly issued and obtained and all such Approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition other than annual inspection conducted by relevant government authorities. Each of eLong Information and Beijing Media respectively has complied with all applicable registration and filing requirements under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

4.    Each of eLong Information and Beijing Media has legal right, power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in their business licenses and to enter into and perform its obligations under the Contractual Arrangements.

5.    Each agreement related to the Contractual Arrangements, to which eLong Information and Beijing Media are the parties has been duly authorized, executed and delivered by such eLong Information and Beijing Media, and on the performance of which will not require any approvals, consents, etc other than the ones that are clearly obtained or waived, is in proper legal form under the laws of the PRC for the enforcement thereof against the parties thereto with no conflict or violation with PRC laws or regulations, and constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.

6.    Each of agreements related to the Loan Arrangement is in proper legal form under the laws of the PRC for the enforcement thereof against each of Ultimate Shareholders and the Company with no conflict or violation with PRC laws or regulations and, assuming due authorization, execution and delivery by the Company, and due approval, consent for the performance of agreements obtained or waived, constitutes a valid and legally binding obligation of each of Ultimate Shareholders and the Company under the PRC law, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.

This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings “Risk Factors,” “Regulations,” “Corporate Structure and Related Party Transactions,” “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Commerce & Finance Law Offices

Schedule I

1.    Latest articles of association, business license and other material constitutional documents, licenses and certificates of Beijing Asia Media Interactive Advertising Co., Ltd. and eLongNet Information Technology (Beijing) Co., Ltd.

2.    Cooperative Agreement Dated July 20, 2004 between Beijing Asia Media Interactive Advertising Co., Ltd. and Beijing eLong Information Technology Co., Ltd.

3.    Trademark License Agreement Dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd and Beijing Asia Media Interactive Advertising Co., Ltd.

4.    Amended and Restated Advertising Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing Asia Media Interactive Advertising Co., Ltd.

5.    Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Tang Yue regarding Beijing Asia Media Interactive Advertising Co., Ltd.

6.    Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Qu Zhi regarding Beijing Asia Media Interactive Advertising Co., Ltd.

7.    Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Tang Yue, Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.

8.    Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Company, eLongNet Information Technology (Beijing) Co., Ltd., Tang Yue and Beijing Asia Media Interactive Advertising Co., Ltd.

9.    Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Company, eLongNet Information Technology (Beijing) Co., Ltd., Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.

10. Amended and Restated Loan Agreement dated July 20, 2004 among the Company, Tang Yue and Qu Zhi.